Exhibit a.3

THE MANAGEMENT OF MANAGERS GROUP OF FUNDS

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST

I, Robert Watson, the duly elected and acting President of The Management of Managers Group of Funds, a Massachusetts business trust (the “Trust”), and a Trustee thereof, hereby certify as follows:

1. That the Trust was organized as a Massachusetts business trust under a Declaration of Trust dated November 23, 1987 (the “Declaration of Trust”);

2. That the Trustees of the Trust adopted the following amendment to the Declaration of Trust at a Special Meeting held on April 10, 1991:

RESOLVED, that, effective April 10, 1991, the Declaration of Trust shall be amended by amending Section 1.1 of Article I thereof to read in its entirety as follows:

Section 1.1. Name. The name of the trust established hereby (the “Trust”) is “The Managers Funds” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time adopt pursuant to Section 8.3(a) hereof.

3. That the amendment to the Declaration of Trust duly adopted by the Trustees of the Trust is reflected in the foregoing resolution.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of April, 1991.

/s/ Robert Watson
Robert Watson, President and Trustee
The Management of Managers Group of Funds